UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 30, 2011

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard
Woodland Hills, California 91367
 (Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2011, the Compensation Committee of the Board of Directors of United Online, Inc. (the “Company”) adopted the United Online, Inc. 2011 Management Bonus Plan (the “Bonus Plan”).  The Bonus Plan is a performance-based cash bonus program.

For all participants, the bonus award will be based in part on the consolidated revenue and operating income before depreciation, amortization and certain other expenses (“adjusted operating income”) of the Company’s FTD, Content & Media and Communications business segments for the 2011 fiscal year.  In addition, each participant’s bonus award will also be based in part on the separate revenue and adjusted operating income of one or more of the individual business segments (FTD, Content & Media or Communications) allocated to that participant’s bonus opportunity.  Furthermore, for one participant, his bonus award will also be based in part on the revenue and adjusted operating income of a particular business unit.

Fifty percent (50%) of each participant’s potential bonus award is tied to the level of revenue attained by the business segments and, if applicable, the business unit allocated to that participant’s bonus opportunity, and the other fifty percent (50%) is tied to the level of adjusted operating income attained by those business segments and, if applicable, the business unit.  Six potential levels of attainment from threshold to maximum have been established for the revenue goals and seven potential levels of attainment from threshold to maximum have been established for the adjusted operating income goals.  For each specified level of attainment, there is a specific dollar amount individually allocated to each participant based on a certain percentage of his base salary.  The actual amount of the bonus award will be based on the actual level at which each of the revenue and adjusted operating income goals is attained.  If there is not at least threshold attainment of the applicable revenue or adjusted operating income goals, then no bonus award will be earned with respect to that particular performance metric.  In addition, in order to receive their bonuses, participants will generally be required to continue in the Company’s employ through the bonus payment date in the 2012 calendar year that will occur no later than March 5, 2012.  However, a pro-rated bonus payout based on actual attained levels of performance will be provided to any participant whose employment terminates before the bonus payment date by reason of death or disability or who was on a leave of absence during a portion of the 2011 fiscal year.   The Bonus Plan imposes a limit of $3.5 million on the maximum bonus amount payable to any participant for the 2011 fiscal year.

The following chart identifies the named executive officers of the Company who have been selected as participants in the Bonus Plan and the target and maximum bonus amounts payable to each named executive officer if the applicable performance goals are each attained at the target or maximum level, respectively:

Named Executive Officer (Title)	Target Bonus Amount	Maximum Bonus Amount
Mark R. Goldston (Chairman, President and Chief Executive Officer)	$1,995,501	$2,993,251
Scott H. Ray (Executive Vice President and Chief Financial Officer)	$525,000	$787,500
Frederic A. Randall, Jr. (Executive Vice President and Chief Strategy Officer)	$461,801	$692,701
Robert J. Taragan (President, Communications Segment)	$420,000	$630,001

The foregoing description of the material terms of the Bonus Plan does not purport to be a complete description of the Bonus Plan and is qualified in its entirety by reference to the Bonus Plan, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2011	UNITED ONLINE, INC.

	By:	/s/ Scott H. Ray
	Name:	Scott H. Ray
	Title:	Executive Vice President and Chief Financial Officer